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Memory Pharmaceuticals Reports Third Quarter 2005 Financial Results
MONTVALE, N.J., November 8, 2005 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the quarter and nine months ended September 30, 2005.
“A key business focus for Memory Pharmaceuticals is to ensure that we can effectively advance our diverse pipeline of drug candidates addressing debilitating CNS disorders,” said Jim Sulat, President and Chief Executive Officer. “In recent months, we strengthened our balance sheet through a $31 million financing, enabling us to fund our operations through 2006. In addition, we formed a partnership with Amgen for our PDE10 inhibitor program, which will allow us to more aggressively advance this compelling program toward the clinic.”
For the three months ended September 30, 2005, the Company reported a net loss according to generally accepted accounting principles (GAAP) of $11.2 million, or $0.42 per share of common stock, compared to $6.6 million, or $0.32 per share of common stock, for the comparable period in 2004. This net loss includes a non-cash charge of $3.9 million related to the warrants issued in the Company’s recently-completed private placement. For the three months ended September 30, 2005, the Company reported a non-GAAP net loss of $7.3 million, or $0.28 per share of common stock.
In connection with the Company’s private placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock, and the shares of common stock issuable upon the exercise of the warrants, sold in the private placement. The Company is required to keep this registration statement effective for a maximum of two years and will be required to pay certain cash penalties if it does not meet its registration obligations. As a result of the potential for penalties if the Company fails to meet this obligation, GAAP requires that the warrants issued in the private placement be classified as a liability on the Company’s Balance Sheet, with the amount of unrealized gains or losses recognized in the Company’s Statement of Operations. In calculating non-GAAP earnings, management excludes any unrealized gains or losses on the warrants. A reconciliation of GAAP to non-GAAP earnings is presented in the tables at the end of this press release.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
For the three months ended September 30, 2005, the Company reported revenue of $2.5 million, comparable to the $2.4 million in revenue for the same period in 2004. Revenue for these periods relates to our two separate research collaborations with Roche, one of which is for the development of the Company’s PDE4 inhibitors, and the other is for the development of the Company’s nicotinic alpha-7 receptor agonists.
Research and development expenses for the third quarter of 2005 were $7.8 million compared to $7.3 million for the comparable period in 2004. This increase was primarily the result of increased expenses related to the clinical trials for MEM 1003 and the Phase 1 clinical trial for MEM 3454, which commenced in 2005.
General and administrative expenses for the three months ended September 30, 2005 were $2.1 million, compared to $1.9 million for the comparable period in 2004, due to increased expenses related to legal and patent fees.
At September 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $47.8 million, compared to $41.1 million at December 31, 2004. This increase reflects the proceeds from the $31 million private placement of stock and warrants in September 2005. The Company believes that its existing cash, cash equivalents, and marketable securities, together with payments required to be made under its collaboration agreements, will be sufficient to fund operating expenses, repayment of equipment notes, and capital equipment requirements through 2006.
Recent Corporate Highlights
•	Entered into PDE 10 Inhibitor Collaboration with Amgen Inc.

In October, Memory Pharmaceuticals announced that it had entered into an exclusive worldwide collaboration and license agreement with Amgen to develop PDE10 inhibitors as a potential treatment for certain neurological and psychiatric disorders. Under the collaboration, the Company will receive an upfront payment of $5.0 million, and the Company could also receive significant milestone payments for the successful achievement of research, development, approval and sales events for compounds that progress under the collaboration. In addition, the Company is eligible to receive royalties that will increase with increasing sales levels on worldwide sales of marketed products from the collaboration. Over the next two years of the collaboration, the Company could receive research funding of $5.1 million.

•	Commenced Phase 2a Clinical Trial; Completed Safety and Tolerability Study of MEM 1003

In November, Memory Pharmaceuticals announced the dosing of the first patient in a multi-center, randomized, double-blind, placebo-controlled Phase 2a clinical trial of MEM 1003 in patients with mild to moderate Alzheimer’s disease.

In September, the Company announced that it had completed the dosing portion of the safety and tolerability study of MEM 1003, which was conducted under a U.S. Investigational New Drug Application and included 81 Alzheimer’s patients. The Company plans to release top-line results from this study during the fourth quarter of 2005.

•	Raised $31 Million in Private Placement

In September, the Company raised gross proceeds of approximately $31 million through a private placement of approximately 16.1 million newly issued shares of common stock and warrants to purchase approximately 5.6 million additional shares of common stock at an exercise price of $2.22 per share. Participants in the private placement included both new and existing institutional investors and other accredited investors.

•	Amended PDE4 Collaboration with Roche; Reacquired Rights to MEM 1414 and MEM 1917

In August, Memory Pharmaceuticals announced an amendment to its PDE4 collaboration with Roche. Under the terms of the amendment, Memory Pharmaceuticals has reacquired the right to develop and commercialize MEM 1414 and MEM 1917, which Roche had been developing for the treatment of Alzheimer’s disease. In April, Memory Pharmaceuticals had announced Roche’s decision not to pursue further development of MEM 1414 and its back-up, MEM 1917, on its own.

The two companies continue to work together under the 2002 PDE4 Collaboration and the related 2004 extension agreement on other potential drug candidates from the Company’s PDE4 inhibitor program. Memory Pharmaceuticals plans to evaluate the data previously developed for MEM 1414 and MEM 1917 to determine an appropriate plan for these drug candidates.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Tuesday, November 8, 2005, at 11:00 a.m. ET to discuss the Company’s third quarter financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website.
Tony Scullion, Executive Chairman, Jim Sulat, President and Chief Executive Officer, and Dr. David Lowe, Chief Scientific Officer, will host the conference call.
Investors and other interested parties may access the call as follows:

Date:	Tuesday, November 8, 2005
Time:	11:00 a.m. ET

Telephone (U.S.):	866-578-5784
Telephone (international):	617-213-8056
Participant Passcode:	83417903
Webcast:	http://www.memorypharma.com under the “Investors”
section
An audio replay of the conference call will be available from 1:00 p.m. ET on Tuesday, November 8, 2005, until Tuesday, November 15, 2005. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 89813462. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About Memory Pharmaceuticals
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
Revenue	$2,490	$2,430	$7,411	$7,350

Operating expenses:
Research and development	7,765	7,263	25,510	19,061
General and administrative	2,143	1,856	6,425	5,675

Total operating expenses	9,908	9,119	31,935	24,736

Loss from operations	(7,418)	(6,689)	(24,524)	(17,386)

Change in fair value of warrants	(3,884)	—	(3,884)	—
Interest income, net	122	82	375	133

Net loss before income taxes	(11,180)	(6,607)	(28,033)	(17,253)
Income taxes	3	2	7	7

Net loss	(11,183)	(6,609)	(28,040)	(17,260)
Less preferred stock dividends and accretion	—	—	—	2,022

Net loss attributable to common stockholders	$(11,183)	$(6,609)	$(28,040)	$(19,282)

Basic and diluted net loss per share of common stock	$(0.42)	$(0.32)	$(1.23)	$(1.38)

Basic and diluted weighted average number of shares of common stock outstanding	26,420,436	20,440,442	22,661,235	13,978,520
Pro forma basic and diluted net loss per share [1]	$(0.42)	$(0.32)	$(1.23)	$(0.94)

Pro forma basic and diluted weighted average number of shares of common stock outstanding [1]	26,420,436	20,440,442	22,661,235	18,410,841
Non-GAAP net loss attributable to common stockholders [2]	$(7,299)	$(6,609)	$(24,156)	$(19,282)

Non-GAAP basic and diluted net loss per share of common stock [2]	$(0.28)	$(0.32)	$(1.07)	$(1.38)

[1]	Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock in 2004 for the period prior to the actual conversion date of April 8, 2004. All of the company’s outstanding preferred stock automatically converted into shares of common stock upon completion of the Company’s initial public offering.

[2]	Non-GAAP net loss and per share amounts for the three and nine months ended September 30, 2005, are adjusted by $3,884 representing the unrealized loss on the warrants.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$47,769	$41,096
Other current assets	924	1,413
Restricted cash	505	505
Property and equipment, net	9,471	10,376
Other assets	—	7

Total assets	$58,669	$53,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$6,158	$6,674
Warrant Liability	10,721	—
Equipment notes payable, less current portion	1,144	1,714
Deferred revenue	17,031	17,567

Total liabilities	35,054	25,955
Stockholders’ equity	23,615	27,442

Total liabilities and stockholders’ equity	$58,669	53,397